Exhibit 99.1

FOR RELEASE October 27, 2005; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Third Quarter 2005 Results

PORTLAND, Ore. — October 27, 2005 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the third quarter of 2005 of $2.01 per diluted share, or a 10.4% increase compared to net income of $1.82 per diluted share for the third quarter of 2004. Net income for the same periods was $55.9 million and $52.0 million, respectively. After-tax net capital gains were $2.4 million for the third quarter of 2005, compared to $1.2 million for the third quarter of 2004.

Net income excluding after-tax net capital gains was $1.93 per diluted share for the third quarter of 2005, or an 8.4% increase compared to $1.78 per diluted share for the third quarter of 2004 (see discussion of non-GAAP financial measures below). Factors contributing to the increase in net income for the third quarter of 2005 included premium growth, comparatively better claims experience in the Employee Benefits segment, and higher revenues in the Retirement Plans segment. In addition, the results for the third quarter of 2004 included a reduction in income taxes of approximately $3 million, or $0.10 per diluted share, primarily related to resolution of uncertainties around certain state income tax matters. Excluding the effects of the income tax reduction in the third quarter of 2004, net income per diluted share excluding after-tax net capital gains increased 14.9% in the third quarter of 2005 compared to the third quarter of 2004.

“We are pleased to announce another strong quarter,” said Eric E. Parsons, chairman, president and chief executive officer. “Our commitment to sound business fundamentals continues to produce favorable results.”

Premium growth excluding experience rated refunds, which are refunds to certain group contract holders in the Employee Benefits segment based on favorable claims experience, was 10.5% for the third quarter of 2005 compared to the third quarter of 2004.

Operating expenses for the third quarter of 2005 were $83.9 million, or an 11.9% increase compared to $75.0 million for the third quarter of 2004. The increase in operating expenses primarily supported business growth as evidenced by premium growth. Operating expenses for the third quarter of 2005 also included an increase in expenses of approximately $2 million compared to the third quarter of 2004 related to information technology initiatives to support the Company’s customer service and product delivery platforms.

Year-to-Date Financial Results

Net income for the nine months ended September 30, 2005, was $5.42 per diluted share, or a 6.1% increase compared to net income of $5.11 per diluted share for the same period in 2004. Net income for these same periods was $152.8 million and $148.1 million, respectively. After-tax net capital gains for the nine months ended September 30, 2005 were $1.9 million compared to after-tax net capital gains of $5.1 million for the nine months ended September 30, 2004.

Net income, excluding after-tax net capital gains, for the nine months ended September 30, 2005 was $5.35 per diluted share, or an 8.5% increase compared to net income of $4.93 per diluted share for the nine months ended September 30, 2004. The increase in net income per diluted share for the nine months ended September 30, 2005 was primarily due to premium growth, comparatively more favorable claims experience in the Employee Benefits segment and higher revenues in the Retirement Plans segment. In addition, the results for the first nine months of 2004 included a reduction in income taxes of approximately $7 million, or $0.23 per diluted share, from resolution of prior years’ tax examinations and certain state income tax matters. Excluding the effects of the income tax reduction during the first nine months of 2004, net income per diluted share excluding after-tax net capital gains increased 13.8% for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004.

Premium growth, excluding experience rated refunds, was 11.7% for the first nine months of 2005 compared to the first nine months of 2004.

Benefits to policyholders for the first nine months of 2004 included a $9 million premium deficiency reserve established during the first quarter of 2004 as a result of a pricing miscalculation on long term disability contracts with one large Employee Benefits customer. There was no similar reserve established in 2005.

Business Segments Third Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $72.5 million for the third quarter of 2005, or a 9.5% increase compared to $66.2 million for the third quarter of 2004.

Premiums for the Employee Benefits segment, excluding experience rated refunds, were $428.7 million for the third quarter of 2005, or an 8.9% increase compared to $393.8 million for the third quarter of 2004. Premium growth in the third quarter of 2005 was affected by a large group contract that did not renew. Experience rated refunds were $3.0 million for the third quarter of 2005 compared to $0.4 million for the third quarter of 2004. Experience rated refunds can vary greatly from quarter to quarter depending on the underlying experience of the particular contracts.

Sales, reported as annualized new premiums, were strong at $50.7 million for the third quarter of 2005 compared to an unusual $81.5 million for the third quarter of 2004. A few large sales contributed approximately $30 million to total sales for the third quarter of 2004.

The benefit ratio for this segment (when benefits to policyholders and interest credited are measured as a percentage of premiums) was 75.6% for the third quarter of 2005 compared to

76.4% for the third quarter of 2004. Benefits to policyholders showed the effects of overall continued favorable claims experience, including the usual variations in experience between product lines and customer sizes. Incidence and average claim amounts have been running slightly lower in 2005 than in 2004. In addition, the benefit ratios for recent quarters included the favorable effects of pricing actions started in the second half of 2004, which have improved profitability on a portion of our business that previously was not meeting our return objectives. We estimate the related effect on the benefit ratio over recent quarters to approximate 0.5% to 1%.

The benefit ratio for the third quarters of 2005 and 2004 also included the release of approximately $3 million of reserves as a result of our ongoing assessment of claims recovery patterns. We do not anticipate similar reserve releases for the remainder of 2005. The Company established claim reserves of $2.5 million for estimated claims related to hurricanes Katrina and Rita in the third quarter of 2005.

Excluding the effects of the reserve releases for favorable claims recovery patterns, we expect the benefit ratio for the Employee Benefits segment to be generally consistent with the favorable experience of the previous 12 months. Claims experience can fluctuate widely from quarter to quarter.

In the third quarter of 2005, the discount rate used for newly established long term disability reserves was 4.75%, which is consistent with the second quarter of 2005.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $5.1 million for the third quarter of 2005 compared to $6.5 million for the third quarter of 2004.

Premiums for this segment were $31.2 million for the third quarter of 2005, or a 36.8% increase compared to $22.8 million for the third quarter of 2004. Premiums for life contingent annuities, which can vary from quarter to quarter, were $4.5 million in the third quarter of 2005. Annuity premiums are largely offset on the income statement with corresponding increases in reserves. Individual disability premiums for this segment increased 17.1% compared to the third quarter of 2004 reflecting better disability sales and persistency.

The benefit ratio for this segment (when benefits to policyholders are measured as a percentage of premiums) was 101.3% for the third quarter of 2005, compared to 99.1% for the third quarter of 2004. The benefit ratio in the third quarter of 2005 included $2.8 million in reserve increases primarily reflecting changes in our morbidity assumptions based on recently released industry data. Claims experience can fluctuate widely from quarter to quarter.

Individual disability sales for the third quarter of 2005, measured by annualized new premiums, were $5.7 million, or a 14.0% increase compared to $5.0 million for the third quarter of 2004.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $3.8 million for the third quarter of 2005, compared to $2.1 million for the third quarter of 2004. Income before income taxes for the third quarter of 2005 primarily reflected additional fees earned from increased assets under management. Assets under management increased to $4.0 billion at September 30, 2005, compared to $3.0 billion at September 30, 2004. The increase in assets under management was due to strong deposit growth, growth in the equity assets in the separate account and good customer retention.

Other

StanCorp’s other businesses reported income before income taxes of $4.1 million and $1.3 million for the third quarters of 2005 and 2004, respectively. Income before income taxes for the third quarter of 2005 included net capital gains of $3.7 million, compared to net capital gains of $1.9 million for the third quarter of 2004.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated $245.4 million of commercial mortgage loans for the third quarter of 2005, compared to $324.0 million for the same period in 2004. The comparative decrease in originations reflected a more competitive origination market. The level of commercial mortgage loan originations in any quarter is influenced by market conditions as the Company responds to changes in interest rates, available spreads, and borrower demand.

Investments

At September 30, 2005, the Company’s investment portfolio consisted of 58% fixed maturity securities, 41% commercial mortgage loans, and 1% real estate. At September 30, 2005, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s).

Mortgage loan prepayment fees were $4.0 million for the third quarter of 2005, compared to $3.9 million for the third quarter of 2004.

Shares Outstanding

Diluted weighted average shares outstanding for the third quarters of 2005 and 2004 were 27.8 million and 28.6 million, respectively. During the third quarter of 2005, StanCorp repurchased 345,600 shares at a total cost of $28.2 million for a volume weighted average price of $81.68 per common share. At September 30, 2005, the Company had 224,500 shares remaining under its current repurchase program, which expires December 31, 2005.

Guidance

The Company expects to meet its long-term premium growth objective of 10% to 12% in 2005.

The Company previously estimated net income per diluted share excluding after-tax net capital gains and losses for 2005 to be in the range of $6.65 to $6.85, reflecting a growth rate of 4% to 7% compared to 2004, after excluding $0.23 per share in 2004 income tax benefits. The Company currently estimates net income per diluted share excluding after-tax net capital gains and losses for 2005 to be in the range of $7.10 to $7.25, an 11% to 13% increase compared to 2004, after excluding $0.23 per share in 2004 income tax benefits. Our long-term objective for growth in net income per diluted share excluding after-tax net capital gains and losses remains at 12% to 15% per year. The Company’s guidance contemplates premium growth within our long-term growth objectives, partially offset by continued operating expenses related to our customer service and product delivery platforms.

The Company also expects to meet or exceed its long-term objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% in 2005.

For more information about factors that may change the Company’s 2005 financial results, see Forward-Looking Information.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with 29,100 group insurance policies in force covering about 7.1 million employees as of September 30, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s third quarter 2005 results today, October 27, 2005, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 16, 2005.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 9954207. The replay will be available through November 4, 2005.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under management including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation and insolvency assessments and guaranty association assessments; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxv) events of terrorism, natural disasters, or other catastrophic events; and (xxvi) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$425.7	$393.4	$1,273.5	$1,152.5
Individual Insurance	31.2	22.8	83.9	67.4
Retirement Plans	8.3	7.3	23.9	19.8

Total premiums	465.2	423.5	1,381.3	1,239.7

Net investment income:
Employee Benefits	64.8	64.0	190.3	189.2
Individual Insurance	28.9	28.9	85.8	84.3
Retirement Plans	16.3	14.5	47.9	43.6
Other	9.3	6.8	28.4	21.4

Total net investment income	119.3	114.2	352.4	338.5
Net capital gains	3.7	1.9	3.0	8.0
Other	2.0	1.8	6.0	5.2

Total revenues	590.2	541.4	1,742.7	1,591.4

Benefits and expenses:
Benefits to policyholders	352.7	324.3	1,042.1	956.5
Interest credited	21.2	18.9	61.9	56.6
Operating expenses	83.9	75.0	258.4	220.2
Commissions and bonuses	40.9	37.9	126.2	113.3
Premium taxes	7.8	7.4	23.7	21.9
Interest expense	4.4	4.6	13.4	13.3
Net increase in deferred acquisition costs and value of business acquired	(6.2)	(2.8)	(17.0)	(9.0)

Total benefits and expenses	504.7	465.3	1,508.7	1,372.8

Income before income taxes:
Employee Benefits	72.5	66.2	198.7	179.2
Individual Insurance	5.1	6.5	23.0	26.3
Retirement Plans	3.8	2.1	7.9	6.3
Other	4.1	1.3	4.4	6.8

Total income before income taxes	85.5	76.1	234.0	218.6

Income taxes	29.6	24.1	81.2	70.5

Net income	55.9	52.0	152.8	148.1

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	(65.3)	63.6	(48.7)	(12.4)
Reclassification adjustment for net capital (gains) losses included in net income, net	(1.2)	4.7	(4.7)	(0.6)

Total	(66.5)	68.3	(53.4)	(13.0)

Comprehensive income (loss)	$(10.6)	$120.3	$99.4	$135.1

Net income per common share:
Basic	$2.03	$1.84	$5.48	$5.16
Diluted	2.01	1.82	5.42	5.11
Weighted-average common shares outstanding:
Basic	27,481,571	28,323,411	27,891,848	28,685,637
Diluted	27,757,562	28,620,705	28,184,887	29,004,007

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	September 30,	December 31,
	2005	2004
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,542.0	$4,412.5
Commercial mortgage loans, net	3,148.8	2,948.2
Real estate, net	78.2	72.2
Policy loans	4.3	4.2

Total investments	7,773.3	7,437.1
Cash and cash equivalents	89.4	45.3
Premiums and other receivables	81.7	77.8
Accrued investment income	87.4	82.7
Amounts recoverable from reinsurers	891.2	887.9
Deferred acquisition costs and value of business acquired, net	237.8	218.8
Property and equipment, net	81.9	78.3
Other assets	40.2	45.5
Separate account assets	2,829.5	2,338.6

Total assets	$12,112.4	$11,212.0

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,637.8	$4,484.6
Other policyholder funds	2,607.2	2,400.9
Deferred tax liabilities	90.2	115.1
Short-term debt	0.2	0.2
Long-term debt	257.9	258.1
Other liabilities	275.1	213.4
Separate account liabilities	2,829.5	2,338.6

Total liabilities	10,697.9	9,810.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
27,367,092 and 28,444,839 shares issued at September 30, 2005 and December 31, 2004, respectively	532.2	618.2
Accumulated other comprehensive income	82.7	136.1
Retained earnings	799.6	646.8

Total shareholders’ equity	1,414.5	1,401.1

Total liabilities and shareholders’ equity	$12,112.4	$11,212.0

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	Unaudited		Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	65.3%	65.5%	65.9%	66.5%
Individual Insurance	52.6	43.6	44.1	38.8
% of total segment premiums:
Employee Benefits (including interest credited)	75.6%	76.4%	76.0%	77.7%
Individual Insurance	101.3	99.1	89.4	87.5

Reconciliation of non-GAAP financial measures:
Total premiums	$465.2	$423.5	$1,381.3	$1,239.7
Experience rated refunds*	(3.0)	(0.4)	(14.0)	(9.9)

Total premiums adjusted to exclude experience rated refunds	$468.2	$423.9	$1,395.3	$1,249.6

Net income	$55.9	$52.0	$152.8	$148.1
After-tax net capital gains	2.4	1.2	1.9	5.1

Net income excluding after-tax net capital gains	$53.5	$50.8	$150.9	$143.0

Net capital gains	$3.7	$1.9	$3.0	$8.0
Taxes on net capital gains	1.3	0.7	1.1	2.9

After-tax net capital gains	$2.4	$1.2	$1.9	$5.1

Diluted earnings per common share:
Net income	$2.01	$1.82	$5.42	$5.11
After-tax net capital gains	0.08	0.04	0.07	0.18

Net income excluding after-tax net capital gains	$1.93	$1.78	$5.35	$4.93

Shareholders’ equity			$1,414.5	$1,389.7
Accumulated other comprehensive income			82.7	147.3

Shareholders’ equity excluding accumulated other comprehensive income			$1,331.8	$1,242.4

Net income return on average equity			14.5%	14.6%
Net income return on average equity (excluding accumulated other comprehensive income)			15.7	16.5
Net income return on average equity (excluding after-tax net capital gains and accumulated other comprehensive income)			15.5	15.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$92.8	$71.5	$224.6	$198.2
Net gain from operations after federal income taxes and before realized capital gains (losses)	64.5	47.5	153.3	137.7

			September 30, 2005	December 31, 2004
			Unaudited
Capital and surplus			$1,068.8	$942.5
Asset valuation reserve			80.4	73.8

*	Adjustments on certain group insurance contracts that are based on claims experience in the Employee Benefits segment.